Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Headwaters Incorporated 2010 Incentive Compensation Plan of our report dated November 19, 2008, with respect to the consolidated financial statements of Headwaters Incorporated as of September 30, 2008 and for the two years in the period ended September 30, 2008 included in its Annual Report (Form 10-K) for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
April 30, 2010